Exhibit 99.1

Shoulder Innovations Initiates Full Commercial Launch of the InSet™ I-135RFX Humeral Stem

Latest Addition to I-Series Product Line Follows a Successful Limited Market Release and FDA Clearance of Additional Fracture Indications

Grand Rapids, MI – April 27, 2026 – Shoulder Innovations, Inc. (Shoulder Innovations, or the Company) (NYSE: SI), a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, today announced full commercial launch of the InSet™ I-135RFX Humeral Stem (“InSet™ I-135RFX”).

The commencement of full launch follows a successful limited market release and receipt of additional FDA 510(k) clearance for an expanded set of fracture indications, enabling the InSet™ I-135RFX to now be utilized in all primary, revision, and fracture total shoulder arthroplasty procedures.

“The addition of the InSet I-135RFX to our best-in-class suite of shoulder surgical care solutions is an important milestone for SI, enabling us to now support the full spectrum of shoulder arthroplasty procedures our surgeon customers perform,” said Rob Ball, CEO of Shoulder Innovations. “As the third addition to our InSet Humeral Stem System in as many years, this launch reflects the strength of our innovation engine and our commitment to delivering meaningful improvements in patient outcomes, even in the most challenging of clinical scenarios.”

The InSet™ I-135RFX joins the smaller form factor InSet™ 95 and InSet™ 70, launched in 2024 and 2025, respectively, as the third addition to the I-Series humeral stem product line. Consistent with these earlier products, the InSet™ I-135RFX is built on Shoulder Innovations’ exclusive InSet lateral-lateral implant philosophy, which has been shown in independent, peer reviewed research to reduce complications and maximize post-operative range of motion.

To date, surgeons have utilized the InSet™ I-135RFX in both anatomic and reverse shoulder arthroplasty configurations and specifically value its ease of use, straightforward surgical technique, and seamless integration with Shoulder Innovations' two-tray surgical instrumentation system.

About Shoulder Innovations
Shoulder Innovations is a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, with a current offering of advanced implant systems for shoulder arthroplasty. These systems are a core element of Shoulder Innovations’ ecosystem, which is designed to improve core components of shoulder surgical care – preoperative planning, implant design and procedural efficiency – to benefit each stakeholder in the care chain. Shoulder Innovations’ ecosystem is also comprised of enabling technologies, efficient instrument systems, specialized support and surgeon-to-surgeon collaboration. Together, these elements seek to address the long-standing clinical and operational challenges in the shoulder surgical care market by delivering predictable outcomes, procedural simplicity, and efficiency across all sites of care.

Contact
Brian Johnston or Sam Bentzinger
Gilmartin Group LLC
ir@shoulderinnovations.com